Exhibit 99.1
Dresser-Rand to name Mark E. Baldwin Executive Vice President and Chief Financial Officer Following Resignation Announcement of Leonard Anthony
HOUSTON, July 16, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC) announced today that Mark E. Baldwin will be named Executive Vice President and Chief Financial Officer of Dresser-Rand, effective August 24, 2007. Mark succeeds Leonard Anthony, who has announced his plan to resign his position as CFO to pursue other interests and opportunities. Anthony has held the position with Dresser-Rand since April of 2005, leading the company through a very successful IPO on August 5, 2005, and the subsequent relocation and development of the organization’s corporate financial team to the newly established corporate headquarters in Houston Texas.
“Leading Dresser-Rand’s financial team and serving as a member of the Executive Staff during the past two years of tremendous change and growth in our company has been very rewarding for me. I am pleased with the development of the financial organization into an experienced and capable public company function. I’m confident that Dresser-Rand’s financial organization is well positioned to meet all of the company’s current needs and to support its expected future growth,” Anthony said.
Mark Baldwin’s most recent career experience includes three years as the Executive Vice President, CFO, and Treasurer with Veritas DGC Inc., a public energy service company with almost $1 billion in annual revenue which was recently acquired by the French geophysical firm Compagnie Generale de Geophysique . Other previous experience includes two years as Executive Vice President and Chief Financial Officer for NextiraOne, a voice and data products distribution company, and four years as Chairman of the Board and Chief Executive Officer for Pentacon Inc. Mark led Pentacon through an IPO in 1998 and the formation of the Board of Directors and senior leadership team. Mark also spent 17 years with Keystone International Inc. in a variety of finance and operations positions, including Treasurer, CFO, and President of the Industrial Valves and Controls Group.
Mark has a B.S. in Mechanical Engineering from Duke University, and an MBA from Tulane University.
Vincent R. Volpe, Jr., Dresser-Rand’s President and CEO, said, “Len joined Dresser-Rand at a time when we needed a CFO with the knowledge and experience to lead us through the transition from a division of a much larger company to an independent, public company with tremendous potential and growth in the energy industry. Since he joined the team, we have completed two highly successful acquisitions and managed organic growth that has doubled our revenue and quadrupled our earnings. In addition, Len brought with him an experienced team of financial professionals who have become key contributors within Dresser-Rand. I look forward to the continued contribution of the entire finance team that Len has built over the past two years, and I wish him well in his future endeavors.”
“Mark Baldwin’s knowledge of our industry, along with his strong operations and financial leadership experience, make him an excellent fit for Dresser-Rand at this point in our journey. I look forward to Mark’s contributions on the Executive Staff, and to our continued progress in developing a strong financial team with world class governance processes and operational contributions,” said Volpe.
Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The company has manufacturing facilities in the United States, France, Germany, Norway, and India, and maintains a network of 26 service and support centers covering more than 140 countries.
For information about Dresser-Rand, visit the company’s web site at http://www.dresser-rand.com/.
DRC-FIN
SOURCE Dresser-Rand Group Inc.
Blaise Derrico, Director Investor Relations of Dresser-Rand Group Inc.,
+1-713-973-5497